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Ex12b
                               Idaho Power Company
                       Consolidated Financial Information
Ratio of Earnings to Combined Fixed Charges and Preferred Dividends Requirements


                                                                                                    Twelve Months
                                            Twelve Months Ended December 31,                             Ended
                                                 (Thousands of Dollars)                                March 31,
                                          1997         1998      1999        2000           2001         2002
Earnings, as defined:
  Income from continuing operations
  before  income taxes               $  135,908    $ 133,021   $ 119,872   $ 128,139   $    48,250     $   61,840
  Adjust for distributed income of
     equity investees                    (3,943)      (4,697)       (837)     (3,116)       (1,620)        (2,609)
  Equity in loss of equity method
     investments                              0          476           0           0             0              0
  Minority interest in losses of
  majority owned subsidiaries                 0         (125)          0           0             0              0
  Fixed charges, as below                61,743       61,394      62,969      58,833        64,964         67,405

     Total earnings, as defined      $  193,708    $ 190,069   $ 182,004   $ 183,856   $   111,594     $  126,636

Fixed charges, as defined:
  Interest charges                   $   60,761    $  60,593   $  62,014   $  57,797   $    64,002     $   66,389
  Rental interest factor                    982          801         955       1,036           962          1,016

     Total fixed charges                 61,743       61,394      62,969      58,833        64,964         67,405

  Preferred stock dividends-gross
  up Idaho Power rate                     7,803        8,275       8,133       9,564         9,033          8,625

     Total combined fixed charges
     and preferred dividends         $   69,546    $  69,669   $  71,102   $  68,397   $    73,997     $   76,030

Ratio of earnings to combined fixed
charges and preferred dividends           2.79x        2.73x       2.56x       2.69x          1.51x         1.67x
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